Exhibit 5.1

July 20, 2015

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this amendment no.1 to the registration statement on Form F-10 of Crescent Point Energy Corp. (the “Corporation”) of our report dated March 10, 2015 relating to the consolidated balance sheets as at December 31, 2014 and December 31, 2013 and the consolidated statements of comprehensive income, changes in shareholders' equity and cash flows for each of the years ended December 31, 2014 and December 31, 2013 and the effectiveness of internal control over financial reporting of the Corporation as at December 31, 2014, which appears in the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2015 and as amended by the Form 40-F/A filed with the SEC on May 7, 2015. We also consent to reference to us under the heading “Experts” within the Annual Information Form that is incorporated by reference through the Corporation’s annual report on Form 40-F and Form 40-F/A.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Calgary, Alberta

PricewaterhouseCoopers LLP
111 5th Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3
T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.